Exhibit 99.B(d)(29)

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT FOR THE
SEI INSTITUTIONAL MANAGED TRUST

THIS AMENDMENT to the Investment Sub-Advisory Agreement for the SEI Institutional Managed Trust between SEI Investments Management Corporation (the “Adviser”) and Brigade Capital Management, LP (the “Sub-Adviser), is made effective as of the 7 day of December, 2016.

WHEREAS, the Sub-Adviser and the Adviser previously entered into an Investment Sub-Advisory Agreement dated as of March 31, 2009 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement with respect to the manner in which the sub-adviser’s compensation is calculated by the Adviser; and

WHEREAS, the parties also desire to amend Schedules A and B of the Agreement.

NOW, THEREFORE, the parties to this Amendment, intending to be legally bound, agree as follows:

1.              Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Agreement.

2.              Unless otherwise set forth herein, all provisions of the Agreement shall remain in effect.

3.              Paragraph 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

Compensation to the Sub-Adviser. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee at the rate specified in Schedule B which is attached hereto and made part of this Agreement. The fee will be calculated based on the average daily value of the Assets under the Sub-Adviser’s management and will be paid to the Sub-Adviser monthly. For the avoidance of doubt, notwithstanding the fact that the Agreement has not been terminated, no fee will be accrued under this Agreement with respect to any day that the value of the Assets under the Sub-Adviser’s management equals zero. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretation), the Sub-Adviser may, in its discretion and from time to time, waive a portion of its fee.

4.                                      The following section is hereby added to Paragraph 16 of the Agreement.

(c)          PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

SEI Investments Management Corporation	Brigade Capital Management, LP

By:	By:

/s/ William T. Lawrence	/s/ Donald E. Morgan, III

Name:	Name:

William T. Lawrence	Donald E. Morgan, III

Title:	Title:

Vice President	Managing Member of its General Partner

Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Brigade Capital Management, LP

As of March 31, 2009, as amended December 7, 2016

SEI INSTITUTIONAL MANAGED TRUST

High Yield Bond Fund
Multi-Strategy Alternative Fund

Schedule B
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Brigade Capital Management, LP

As of March 31, 2009, as amended December 7, 2016

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Managed Trust

High Yield Bond Fund	[REDACTED]
Multi-Strategy Alternative Fund	[REDACTED]